Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

LEMONADE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	3,083,050	(3)	$19.95	(4)	$61,506,847.50	$0.0000927	$5,701.68
Equity	Common Stock, par value $0.00001 per share, issuable in respect of assumed Metromile, Inc. stock options under the Metromile A&R 2011 Plan	Rule 457(h)	76,554	(5)	$57.08	(6)	$4,369,702.32	$0.0000927	$405.07
Equity	Common Stock, par value $0.00001 per share, issuable in respect of assumed Metromile, Inc. restricted stock units under the Metromile 2021 Plan	Rule 457(c) and Rule 457(h)	319,883	(7)	$19.95	(8)	$6,381,665.85	$0.0000927	$591.58
Total Offering Amounts							$72,258,215.67		$6,698.33
Total Fee Offsets(9)									–
Net Fee Due									$6,698.33

(1) This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of Lemonade, Inc. (the “Company”), par value $0.00001 (the “Common Stock”) issuable pursuant to equity awards assumed by the Company as a result of the consummation on July 28, 2022, of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 8, 2021, by and among the Company, Metromile, Inc., Citrus Merger Sub A, Inc., and Citrus Merger Sub B, LLC (the “Merger”). This Registration Statement also registers an additional 3,083,050 shares of the Company’s Common Stock issuable under the Company’s 2020 Incentive Award Plan (the “Lemonade 2020 Plan”) for which registration statement of the Company on Form S-8 (File No. 333-239656) is effective, which, as a result of the operation of an automatic annual increase provision therein, added 3,083,050 shares of Common Stock.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3) Represents 3,083,050 shares of Common Stock reserved for issuance under the Lemonade 2020 Plan that became available for issuance on January 1, 2022 under the Lemonade 2020 Plan, pursuant to the terms of the Lemonade 2020 Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on July 22, 2022.

(5) Represents 76,554 shares of Common Stock issuable pursuant to outstanding option awards granted under the Metromile, Inc. Amended and Restated 2011 Equity Incentive Plan (the “Metromile A&R 2011 Plan”) that will be assumed by the Company as a result of the consummation of the Merger.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based upon the weighted average exercise price per share of the outstanding stock options.

(7) Represents 319,883 shares of Common Stock issuable pursuant to outstanding restricted stock unit awards granted under the Metromile, Inc. 2021 Equity Incentive Plan (the “Metromile 2021 Plan”) that will be assumed by the Company as a result of the consummation of the Merger.

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on July 22, 2022.

(9) The Company does not have any fee offsets.